Exhibit 99.1

Andrew Shareholders Approve Acquisition By CommScope

WESTCHESTER, IL, December 10, 2007—Shareholders of Andrew Corporation, at a special meeting today, overwhelmingly approved the company’s merger agreement with CommScope Inc. Andrew and CommScope now have received all necessary approvals and clearances to complete the transaction, which was announced June 27. Andrew currently expects the merger to close on December 27, subject to customary closing conditions.

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P Mid-Cap 400 company founded in 1937.

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News Media Contact:

Rick Aspan, Andrew Corporation

+1 708-236-6568 or publicrelations@andrew.com

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 708-236-6507

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company's ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, the company's ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.